Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2014

HIGH POINT, N.C. (August 28, 2013) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended July 28, 2013.

Fiscal 2014 first quarter highlights:

▪
Net sales were $70.1 million, up 1.4 percent, with mattress fabric sales up 0.5 percent and upholstery fabric sales up 2.4 percent.  This is the company’s highest total sales for the first quarter in nine years.

▪	Pre-tax income was $5.5 million, the highest first quarter level in the company’s history.

▪
Adjusted net income (non-GAAP) was $4.7 million, or $0.38 per diluted share, for the current quarter, compared with $4.3 million, or $0.34 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).  Net income (GAAP) was $3.2 million, or $0.26 per diluted share, compared with net income of $3.5 million, or $0.28 per diluted share, in the prior year period.

▪	The company’s financial position remained strong with cash and cash equivalents and short term investments of $27.6 million and total debt of $7.2 million as of July 28, 2013.

▪	Consolidated return on capital was 32 percent compared with 31 percent in the prior year period.

▪	Free cash flow was $1.9 million compared with ($3.0) million a year ago.

▪	The company paid a cash dividend of $0.04 per share during the quarter, representing a 33 percent increase in quarterly cash dividend payments from fiscal 2013.

▪
The projection for the second quarter of fiscal 2014 is for overall sales to be in the range of flat to four percent higher as compared with the same period last year.  Pre-tax income is expected to be in the range of $4.1 million to $4.7 million.  Pre-tax income for the second quarter of fiscal 2013 was $4.5 million.

▪	The company expects fiscal 2014 to be another excellent year for free cash flow.

Overview

For the first quarter ended July 28, 2013, net sales were $70.1 million, compared with $69.2 million a year ago.  The company reported net income of $3.2 million, or $0.26 per diluted share, for the first quarter of fiscal 2014, compared with net income of $3.5 million, or $0.28 per diluted share, for the first quarter of fiscal 2013. Results for the first quarter of fiscal 2014 include a one-time charge of $206,000 for the tentative settlement of ongoing litigation relating to environmental claims at a closed facility.  This amount is included in the Other expense line item of the Consolidated Statements of Income.

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013

Given the volatility in the income tax area during fiscal 2013 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $50.7 million in U.S. net operating loss carryforwards.  For the first quarter of fiscal 2014, adjusted net income was $4.7 million, or $0.38 per diluted share, compared with $4.3 million, or $0.34 per diluted share, for the first quarter of fiscal 2013.  On a pre-tax basis, the company reported income of $5.5 million compared with pre-tax income of $5.4 million for the first quarter of fiscal 2013. (A presentation of adjusted net income and reconciliation to net income is set forth on page 6).

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our first quarter performance, marking an excellent start to fiscal 2014.  These results reflect strong operating performance in both of our businesses.  We continue to experience favorable customer response to our designs and wide range of products and we are excited about the progress we are making in product innovation and creativity.  These efforts, which are our top strategic priority, are making significant contributions to our sales and profit performance, with an increasing percentage of our sales coming from recent product introductions.  We compete in a product and fashion driven business that is always changing.  As a result, our ability to sustain excellence in creating innovative fabrics season after season is a key driver to our long-term success.

“We are also pleased that our consistent financial performance, higher cash flow and sound balance sheet have enabled us to reward our shareholders with an increase in our quarterly cash dividend.  Looking ahead, we continue to expect another strong year of free cash flow for fiscal 2014,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the first quarter were $38.2 million, up slightly compared with $38.0 million for the first quarter of fiscal 2013.

“Our mattress fabrics business had a solid performance for the first quarter of fiscal 2014,” said Iv Culp, president of Culp’s mattress fabrics division.  “We are pleased with our consistent sales, especially when compared with unusually strong sales for the first quarter of last year.  We have continued to be on par with the industry during a more challenging business environment than we experienced a year ago.  These results reflect our ability to keep pace with changing customer demand across all price points and fabric styles in the mattress industry. With our extensive manufacturing platform, flexible capacity and exceptional design capabilities, we have the ability to produce a diverse line of products for all categories.  As a result, Culp has a strong competitive position as a full-service supplier of mattress fabrics.  Our innovative designs and new product introductions are resonating with our customers, resulting in strong future placements with the major players in the mattress industry.  Importantly, we have also remained focused on providing outstanding customer service, reliable delivery performance and the consistent quality and value that are synonymous with the Culp brand.

“We continued to make progress during the first quarter with Culp-Lava, our most recent business venture established to produce and market mattress covers.  We are pleased with the sales contribution this quarter as we have now completed most of the specialized training and development work necessary for production at our new Stokesdale, North Carolina, manufacturing facility.  We are focused on improving our operating efficiencies as we work through this transition period.  Additionally, we have the ability to adjust capacity in line with current and expected demand.  We look forward to becoming a more mature business in the cut and sew operation that can efficiently react to the seasonality of the mattress industry.  We are pleased with our results for the first quarter and look forward to the long-term growth opportunities for Culp-Lava.

“Looking ahead, we expect a normal seasonal slowdown in the second fiscal quarter, which will influence our sales and operating efficiencies.  We also do not expect overall industry demand to be as robust as it was during the second quarter last year,” Culp concluded.

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013

Upholstery Fabrics Segment

Sales for this segment were $32.0 million for the first quarter, a 2.4 percent improvement compared with sales of $31.2 million in the first quarter of fiscal 2013.

“We experienced better than expected sales in our upholstery fabrics business during the first quarter of fiscal 2014,” noted Saxon.  “We were especially pleased with the sales performance as compared to last year given the strong industry demand.  These results primarily reflect continued favorable response from key customers to our innovative designs and new product introductions.

“Sales of our China produced fabrics continued to be the primary catalyst of our growth for the first quarter.  China produced fabrics accounted for 94 percent of Culp’s upholstery fabrics sales during the first quarter, reflecting our ability to offer a diverse product mix of fabric styles and price points with excellent service and quality.  Culp is uniquely positioned to meet the needs of our customers with our outstanding design capabilities and our reliable China manufacturing platform.  We are pleased with the increasing level of fabric placements with customers in the U.S., China and Europe.  Further, we have an excellent opportunity to build on this momentum, especially as the economy strengthens and the housing market makes a meaningful recovery.”

Saxon continued, “We are pleased with our progress with respect to our Culp Europe operation, especially the sales performance in the first quarter and the level of fabrics placed with key customers.  We remain optimistic about the long-term opportunities for Culp Europe to enhance our global sales.”

Balance Sheet

“Maintaining a strong financial position and generating free cash flow will continue to be top priorities for fiscal 2014,” added Saxon.  “During the quarter, we achieved $1.9 million of free cash flow, after investing $4.3 million in capital expenditures and working capital.  As of July 28, 2013, we reported $27.6 million in cash and cash equivalents and short-term investments.  This cash position also reflects $2.6 million spent on an asset purchase and consulting agreement entered into early in the quarter.  The company paid a $0.04 per share quarterly cash dividend on July 15, 2013, a 33 percent increase from the quarterly cash dividend payments in fiscal 2013.  Total debt was $7.2 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.  After the end of the quarter, we made a scheduled annual principal payment of $2.2 million, thus further lowering our total debt to $5.0 million.”

Outlook

Commenting on the outlook for the second quarter of fiscal 2014, Saxon remarked, “We expect overall sales to be in the range of flat to four percent higher as compared with the second quarter of last year.

“We expect sales in our mattress fabrics segment to be flat to slightly lower than the same period a year ago.  Operating income and margin in this segment are expected to be lower than the same period a year ago.

“In our upholstery fabrics segment, we expect sales to be moderately higher as compared to the same time last year. We believe the upholstery fabric segment’s operating income and margin will be higher than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2014 in the range of $4.1 million to $4.7 million.  Pre-tax income for last year’s second quarter was $4.5 million.”

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013

In closing, Saxon remarked, “We are pleased with a strong start to fiscal 2014.  We have many reasons to be optimistic about the year ahead with our outstanding design capabilities and innovative product offerings that are resonating with customers in both businesses.  We will continue to leverage our scalable and global manufacturing platforms to deliver these products and keep pace with current and expected industry demand.  We are cautiously optimistic about an improved economic outlook for fiscal 2014, especially as the housing market gains traction and supports consumer demand for home furnishings.  We believe Culp is favorably positioned for continued growth in this environment with the financial strength to execute our strategic initiatives and reward shareholders.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company markets a variety of innovative fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced from other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2013, for the fiscal year ended April 28, 2013.

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013
CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2013	2012

Net sales	$70,141,000	$69,184,000
Income before income taxes	$5,535,000	$5,372,000
Net income	$3,230,000	$3,524,000
Net income per share:
Basic	$0.27	$0.28
Diluted	$0.26	$0.28

Adjusted net income	$4,749,000	$4,341,000
Adjusted net income per share
Basic	$0.39	$0.35
Diluted	$0.38	$0.34

Average shares outstanding:
Basic	12,148,000	12,551,000
Diluted	12,366,000	12,711,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended
	July 28,	July 29,
	2013	2012

Income before income taxes	$5,535,000	$5,372,000
Adjusted income taxes (2)	$786,000	$1,031,000
Adjusted net income	$4,749,000	$4,341,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $50.7 million in net operating loss carryforwards.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 14.2% for fiscal 2014 and 19.2% for fiscal 2013.

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013
Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Three Months Ended July 28, 2013, and July 29, 2012
(Unaudited)
(Amounts in Thousands)

		THREE MONTHS ENDED

		Amounts
		July 28,	July 29,
		2013	2012

Consolidated Effective GAAP Income Tax Rate	(1)	41.6%	34.4%

Non-Cash U.S. Income Tax Expense		(27.0)%	(15.0)%

Non-Cash Foreign Income Tax Expense		(0.4)%	(0.2)%

Consolidated Adjusted Effective Income Tax Rate	(2)	14.2%	19.2%

	THREE MONTHS ENDED
	As reported		As Adjusted	As reported		As Adjusted
	July 28,		July 28,	July 29,		July 29,
	2013	Adjustments	2013	2012	Adjustments	2012

Income before income taxes	$5,535		$5,535	$5,372		$5,372

Income taxes (3)	2,305	$(1,519)	786	1,848	$(817)	1,031
Net income	$3,230	$1,519	$4,749	$3,524	$817	$4,341

Net income per share-basic	$0.27	$(0.13)	$0.39	$0.28	$(0.07)	$0.35
Net income per share-diluted	$0.26	$(0.12)	$0.38	$0.28	$(0.06)	$0.34
Average shares outstanding-basic	12,148	12,148	12,148	12,551	12,551	12,551
Average shares outstanding-diluted	12,366	12,366	12,366	12,711	12,711	12,711

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.
(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.
(3) As adjusted income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for First Quarter Fiscal 2014

August 28, 2013

Reconciliation of Free Cash Flow and Return on Capital
For the Three Months Ended July 28, 2013, and July 29, 2012
(Unaudited)
(Amounts in thousands)

Free Cash Flow Reconciliation

	Three Months Ended	Three Months Ended
	July 28, 2013	July 29, 2012

Net cash provided by (used in) operating activities	$2,675	$(1,962)
Minus: Capital Expenditures	(884)	(1,008)
Add: Proceeds from the sale of equipment	104	-
Add: Excess tax benefits related to stock-based compensation	114	55
Effects of exchange rate changes on cash and cash equivalents	(109)	(88)

Free Cash Flow	$1,900	$(3,003)

Return on Capital Reconciliation

	Three Months Ended	Three Months Ended
	July 28, 2013	July 29, 2012

Consolidated Income from Operations	$5,974	$5,479
Average Capital Employed (2)	75,494	71,532

Return on Average Capital Employed (1)	31.7%	30.6%

Average Capital Employed

	July 28, 2013	April 28, 2013	July 29, 2012	April 29, 2012

Total assets	$151,101	$144,706	$143,160	$144,716
Total liabilities	(52,516)	(49,123)	(51,329)	(55,716)

Subtotal	$98,585	$95,583	$91,831	$89,000
Less:
Cash and cash equivalents	(21,423)	(23,530)	(21,889)	(25,023)
Short-term investments	(6,174)	(5,286)	(5,200)	(5,941)
Income taxes receivable	(292)	(318)	-	-
Deferred income taxes - current	(7,747)	(7,709)	(2,337)	(2,467)
Deferred income taxes - non-current	(651)	(753)	(2,715)	(3,205)
Current maturities of long-term debt	2,200	2,200	2,400	2,404
Line of credit	560	561	834	889
Income taxes payable - current	320	285	751	642
Income taxes payable - long-term	4,176	4,191	4,131	4,164
Deferred income taxes - non-current	4,335	3,075	705	705
Long-term debt, less current maturities	4,400	4,400	6,666	6,719

Total Capital Employed	$78,289	$72,699	$75,177	$67,887

Average Capital Employed (2)	$75,494		$71,532

Notes:

(1) Return on average capital employed represents operating income for the three month period ending July 28, 2013 or July 29, 2012 times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2) Average capital employed used for the three months ending July 28, 2013 was computed using the two quarterly periods ending July 28, 2013 and April 28, 2013.
Average capital employed used for the three months ending July 29, 2012 was computed using the two quarterly periods ending July 29, 2012 and April 29, 2012

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